Exhibit 5.1

                        , 2013

Board of Directors

Diamond Resorts International, Inc.

10600 West Charleston Boulevard

Las Vegas, Nevada 89135

Re:	Registration Statement on Form S-1 (File No. )

Ladies and Gentlemen:

We have acted as counsel to Diamond Resorts International, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing of a registration statement on Form S-1 (File No.                     ), as amended (the “Registration Statement”), with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”). The Registration Statement relates to the public offering (the “Offering”) by the Company of up to an aggregate of                      shares of its Common Stock, $0.001 par value per share (the “Common Stock”), including up to                      shares of Common Stock issuable upon exercise of the Underwriters’ (as defined herein) over-allotment option (the up to                      shares, in the aggregate, to be sold by the Company being referred to herein as the “Shares”). This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

In connection with this opinion, we have relied as to matters of fact, without investigation, upon certificates and written statements of directors and officers of the Company. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such instruments, documents and records as we have deemed relevant and necessary to examine for the purpose of this opinion, including (a) the Registration Statement, (b) the Company’s Certificate of Incorporation, as amended to date and currently in effect, (c) the Company’s Amended and Restated Certificate of Incorporation (“Restated Certificate”), to be in effect immediately prior to or upon the closing of the Offering, (d) the Company’s By-laws, as amended to date and currently in effect, (e) the Company’s Amended and Restated By-laws, to be in effect immediately prior to or upon the closing of the Offering, (f) minutes and records of proceedings of the Board of Directors and stockholders of the Company, (g) drafts of resolutions (the “Draft Resolutions”) of the Pricing Committee of the Board of Directors of the Company (the “Pricing Committee”), (h) the form of Underwriting Agreement (the “Underwriting Agreement”) proposed to be entered into by and between the Company and Credit Suisse Securities (USA) LLC, on behalf of itself and each of the underwriters listed on Schedule I of the Underwriting Agreement (collectively, the “Underwriters”), and (i) a proposed form of specimen certificate representing the Common Stock.

Diamond Resorts International, Inc.

                    , 2013

In connection with this opinion, we have assumed the legal capacity of all natural persons, the accuracy and completeness of all documents and records that we have reviewed (and that the Restated Certificate substantially in the form reviewed by us will be filed with the Secretary of State of Delaware prior to or upon closing of the Offering, and the Underwriting Agreement to be executed by the parties thereto will be in the form substantially reviewed by us), the genuineness of all signatures, the due authority of the parties (other than the Company) signing such documents, the authenticity of the documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified, conformed or reproduced copies. In examining the documents executed or to be executed by parties other than the Company, we have assumed that such parties had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other of such parties, and the execution and delivery by such parties of such documents and the validity and binding effect on such parties thereof.

Based upon and subject to the foregoing, it is our opinion that when (i) the Draft Resolutions have been adopted by the Pricing Committee, (ii) the price at which the Shares are to be sold to the Underwriter(s) pursuant to the Underwriting Agreement and other matters relating to the issuance and sale of the Shares have been approved by the Pricing Committee in accordance with the Draft Resolutions, (iii) certificates representing the Shares in the form of the specimen certificate examined by us have been manually signed by an authorized officer of the transfer agent and registrar for the Common Stock, or the Shares have been registered and issued electronically through The Depository Trust Company, and (iv) the Underwriting Agreement has been duly executed and delivered, and the Shares are delivered to, or pursuant to the direction of, and the Shares are paid for by, the Underwriters as contemplated by the Underwriting Agreement, the Shares will be duly authorized, validly issued, fully paid and non-assessable.

Our opinion expressed above is limited to the General Corporation Law of the State of Delaware, and we do not express any opinion concerning any other laws.

We hereby consent to use of our name under the heading “Legal Matters” in the Prospectus forming a part of the Registration Statement and to use of this opinion for filing as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission.

Very truly yours,

KATTEN MUCHIN ROSENMAN LLP